Exhibit 10.20

MEMBERSHIP INTEREST PURCHASE AGREEMENT

between

NUTRISYSTEM, INC.

(a Delaware corporation),

and

ELIZABETH LUDLOW

the sole member of

SLIM AND TONE, LLC

MEMBERSHIP INTEREST PURCHASE AGREEMENT

INTRODUCTION

This MEMBERSHIP INTEREST PURCHASE AGREEMENT is dated as of December 2, 2004. The parties are NUTRISYSTEM, INC., a Delaware corporation (the “Buyer”) and ELIZABETH LUDLOW, an individual and a resident of the Commonwealth of Pennsylvania (the “Seller”). Seller is the sole member and President of SLIM AND TONE, LLC, a Pennsylvania limited liability company (the “Company”).

BACKGROUND

Seller owns all of the issued and outstanding membership interests (the “Shares”) of the Company. The Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, the Shares on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the respective covenants, representations and warranties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions.

For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

“Action” is defined in Section 7.5.

“Affiliates” means, with respect to a particular party, Persons controlling, controlled by or under common control with that party, as well as any officers, directors and majority-owned entities of that party and of its other Affiliates. For the purposes of the foregoing, ownership, directly or indirectly, of 20% or more of the voting membership interest or other equity interest shall be deemed to constitute control.

“Agreement” means this Membership Interest Purchase Agreement, including all schedules and exhibits hereto.

“Assets” means, with respect to the Company as the context may require, all assets, properties, business, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected on the Current Balance Sheet.

“Balance Sheet Date” means September 30, 2004.

“Business” means the existing and prospective business, operations, facilities and other Assets, financial condition, results of operations, finances, markets, products, competitive position, raw materials and other supplies, customers and customer relations and personnel of the Company.

“Business Day” means any calendar day which is not a Saturday, Sunday or public holiday under the laws of the Commonwealth of Pennsylvania.

“Buyer” is defined in the Introduction.

“Cap” is defined in Section 7.3(d).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.

“Change of Control Event” means (i) any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Buyer to any other Person (in one transaction or a series of related transactions), (ii) dissolution or liquidation of the Buyer, or (iii) when any Person, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Buyer’s voting securities (based upon voting power).

“Charter Documents” means an entity’s certificate or articles of incorporation or formation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, operating agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

“Claim Notice” is defined in Section 7.3(a).

“Claim Response” is defined in Section 7.3(a).

“Closing” is defined in Section 3.1.

“Closing Date” is defined in Section 3.1.

“Code” means the US Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Company” is defined in the Introduction.

“Company Intellectual Property” means all Intellectual Property Rights owned or licensed by the Company or used by the Company.

“Company Plan” means (x) any pension plan, 401(k) plan, profit-sharing plan, health or welfare plan, and any other employee benefit plan (within the meaning of Section 3(3) of ERISA) that is maintained or sponsored by the Company or to which the Company contributes or for which the Company otherwise has or may have any liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate, and (y) any other benefit arrangement, obligation, or practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to one or more present or former employees, directors, agents, or independent contractors, that is maintained or sponsored by the Company or to which the Company contributes or for which the Company otherwise has or may have any liability, contingent or otherwise, either directly or as a result of an ERISA Affiliate.

“Company Software” means all Software owned or licensed by the Company or used by the Company.

“Company Trade Secrets” means all Trade Secrets owned by the Company or used by the Company.

“Confidential Information” means any information of a party, including a formula, pattern, list, compilation, device, method, technique or process that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use.

“Contract” means any written or oral contract, agreement, lease, plan, instrument or other document, commitment, arrangement, undertaking, practice or authorization that is or may be binding on any Person or its property under applicable Law.

“Copyrights” mean all copyrights in both published and unpublished form and all registrations and applications for registration for copyrights in any jurisdiction, and any renewals, modifications and extensions thereof.

“Court Order” means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any Person or its property under applicable Law.

“Current Balance Sheet” means the Company’s unaudited balance sheet as of September 30, 2004.

“Damages” is defined in Section 7.1(a).

“Default” means (i) a breach, default or violation, (ii) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (iii) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration.

“Elizabeth Ludlow Employment Agreement” means the Employment Agreement between the Buyer and the Seller, in a form substantially similar to that attached hereto as Exhibit A.

“Encumbrance” means any lien, mortgage, easement, security interest, pledge, charge, claim, community property interest, condition, equitable interest, option, right of first refusal, restriction on transferability, defect of title or other restriction of any nature whatsoever, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environmental Law” means all Laws and Court Orders as well as any principles under common law in existence as of the Closing Date relating to pollution or protection of the environment or occupational health under which a Person may be held liable for the Release of any Hazardous Substance into the environment.

“Escrow Agent” means Sovereign Bank, a federal savings bank duly qualified to carry on business in Philadelphia, Pennsylvania.

“Escrow Agreement” means the Escrow Agreement between Buyer, Seller and the Escrow Agent in a form substantially similar to that attached hereto as Exhibit B.

“Escrow Funds” is defined in Section 2.3(e).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Financial Statements” means (a) the audited consolidated balance sheets of the Company for the two year period ended December 31, 2003 and the related consolidated statements of operations, changes in Seller’s equity and cash flows for each of the years then ended together with the unqualified audit opinion thereon of the Company’s independent accountants, (b) the unaudited consolidated balance sheet of the Company for the nine months ended September 30, 2004 and the related statements of operations and cash flows for the nine months ended September 30, 2003 and 2004, which has been compiled by the Company’s independent accountants, and (c) the notes thereto.

“Franchise Agreement” means all franchise agreements and license agreements for Outlets, along with any sublease, collateral assignment of lease, security interest or personal guaranty granted in connection with the foregoing.

“GAAP” means generally accepted accounting principles.

“Governmental Authorization” means any permits, licenses, franchises, registrations, certificates, variances, exemptions, waivers, consents, approvals and other authorizations granted or otherwise made available by or under the authority of any governmental or regulatory body or authority, including, but not limited to, the US Federal Trade Commission.

“Hazardous Substances” means any hazardous, toxic or radioactive substance, material or waste which is regulated as of the Closing Date by any state or local governmental authority or the United States of America.

“Indemnified Party” is defined in Section 7.3(a).

“Indemnified Buyer Party” is defined in Section 7.1.

“Indemnified Seller Party” is defined in Section 7.2.

“Indemnitor” is defined in Section 7.3(a).

“Initial Payment” is defined in Section 2.3(a).

“Intellectual Property Rights” means Patents, Trademarks, Copyrights, Trade Secrets, Software and all other tangible or intangible proprietary information, materials or data.

“IRS” means the US Internal Revenue Service.

“Knowledge” of a particular fact or matter means actual knowledge of such fact or other matter after having completed a reasonable level of inquiry concerning the existence of such fact or other matter.

“Law” means any statute, law, ordinance, regulation, order or rule of any federal, state, local or, foreign governmental or regulatory body or authority.

“Lease” is defined in Section 4.13.

“Liability” means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

“Liquidated Claim Notice” is defined in Section 7.3(a).

“Litigation” means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

“Material Adverse Effect” means a material adverse effect on the Company or the Business, Assets, financial condition, results of operations, prospects, liquidity, products, competitive position, customers and customer relations of the Company or the Business.

“Ordinary course” or “ordinary course of business” means the ordinary course of business that is consistent with past practices.

“Outlet” shall mean one Slim and Tone fitness center that is the subject of an executed Franchise Agreement between the Company and a franchisee.

“Patents” mean all patents, together with any extensions, reexaminations, reissues, patents of additions, patent applications, divisions, continuations, continuations-in-part, improvements and any subsequent filings in any country of jurisdiction claiming priority therefrom.

“Person” means any natural person, corporation, partnership, proprietorship, association, joint venture, trust or other legal entity.

“Prime Rate” means the prime lending rate as reported in The Wall Street Journal from time to time as the base rate on corporate loans.

“Purchase Price” is defined in Section 2.2.

“Release” means any release, spill, emission, leaching, leaking, pumping, injection, deposit, disposal, discharge or dispersal into the indoor or outdoor environment, or into or out of any property.

“Required Consents” is defined in Section 4.4.

“Response Period” is defined in Section 7.3(a).

“Restricted Party” is defined in Section 6.1.

“Restricted Period” is defined in Section 6.1.

“Restricted Territory” is defined in Section 6.1.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shares” is defined in the Introduction.

“Software” means any computer software, of any nature whatsoever, and all middleware and firmware, and any and all documentation and object and source code related thereto.

“Seller” is defined in the Introduction.

“Taxes” shall mean all taxes, duties, charges, fees, levies or other assessment imposed by any taxing authority (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

“Tax Returns” means all reports, returns, statements (including estimated reports, returns or statements) and other similar filings required to be filed by a party with respect to any Taxes.

“Threshold Amount” is defined in Section 7.3(d).

“Trademarks” mean trademarks, services marks, trademark and service mark applications, brand names, certification marks, trade dress, Internet domain names and Internet domain name applications, goodwill associated with the foregoing and all registrations in any jurisdictions of, and all applications in any jurisdiction to register, the foregoing, including any extension, modification, renewal of any such registration or application thereof.

“Trade Secrets” mean all know-know, trade secrets, customer lists, personnel information, sales and profit figures, distribution and sales methods, supplier lists, technology rights and licenses, specifications and other technical information, data, blue prints, process technology, processes, plans, formulae, rights in research and development, franchises, drawings (including engineering and auto-cad drawings), innovations, inventions, discoveries, ideas, databases and all other proprietary information.

“Transaction Documents” means this Agreement and any other certificate, instrument, agreement or document required to be delivered pursuant to the terms hereof.

“Transactions” means the sale of the Shares by the Seller to Buyer and the purchase of the Shares by the Buyer from the Seller as described herein and the other transactions contemplated by the Transaction Documents.

“Unliquidated Claim” is defined in Section 7.3(a).

“US” means the United States of America.

2. Sale and Purchase of the Shares; Purchase Price.

2.1 Sale and Purchase of the Shares. Subject to the terms and conditions of this Agreement and on the basis of and in reliance upon the representations, warranties, covenants and agreements set forth herein, at the Closing the Seller shall sell to the Buyer and the Buyer shall purchase from the Seller all of the Shares.

2.2 Purchase Price. The purchase price for the Shares (the “Purchase Price”), which shall be paid in accordance with Section 2.3, shall be an amount equal to $1,900,000.

2.3 Payment of Purchase Price. The Purchase Price shall be payable to the Seller as follows:

(a) At the Closing, Buyer shall deliver to the Seller a payment in the amount of $1,000,000 in cash (the “Initial Payment”) by wire transfer of immediately available funds to accounts designated by the Seller in writing to Buyer at least two days prior to the Closing Date.

(b) On or before December 31, 2005, Buyer shall deliver to the Seller a payment in the amount of $150,000 in cash (the “2005 Payment”) by wire transfer of immediately available funds to accounts designated by the Seller in writing to Buyer at least two days prior to the 2005 Payment.

(c) On or before December 31, 2006, Buyer shall deliver to the Seller a payment in the amount of $150,000 in cash (the “2006 Payment”) by wire transfer of immediately available funds to accounts designated by the Seller in writing to Buyer at least two days prior to the 2006 Payment.

(d) On or before December 31, 2007, Buyer shall deliver to the Seller a payment in the amount of $150,000 in cash (the “2007 Payment”) by wire transfer of immediately available funds to accounts designated by the Seller in writing to Buyer at least two days prior to the 2007 Payment.

(e) At the Closing, Buyer shall deliver an aggregate amount of $450,000 to the Escrow Agent (the “Escrow Funds”) to be held in escrow and distributed by the Escrow Agent in accordance with the Escrow Agreement.

(f) Upon a Change of Control Event, the parties agree that any outstanding amounts owed to Seller from the 2005 Payment, the 2006 Payment and the 2007 Payment shall be delivered to the Escrow Agent to be deposited with the Escrow Funds. Buyer and Seller agree to jointly instruct the Escrow Agent to accept such funds and to add, as determined by the date of each Payment, the appropriate amount to the corresponding scheduled disbursement as provided by Section 4 of the Escrow Agreement.

3. Closing.

3.1 Location; Date. The closing for the Transactions (the “Closing”) shall be held at the offices of Morgan Lewis & Bockius LLP in Philadelphia on December 2, 2004 or at such other date and place as may be mutually agreed by the parties (the “Closing Date”).

3.2 Deliveries. At the Closing and as a condition to Closing:

(a) The Seller shall deliver to Buyer:

(i) The certificates, if any, and other instruments evidencing the Shares in negotiable form (free and clear of all pledges, liens, transfer tax obligations, Encumbrances, claims and other charges thereon of every kind), duly endorsed in blank, or with separate membership interest transfer powers attached thereto and signed in blank;

(ii) All of the Required Consents;

(iii) An executed copy of each Transaction Document to which the Seller is a party;

(iv) The Elizabeth Ludlow Employment Agreement;

(v) The Escrow Agreement;

(vi) Evidence that the Escrow Funds were delivered to the Escrow Agent;

(vii) The Financial Statements; and

(viii) Such other documents, instruments, certificates and agreements as may be reasonably required by Buyer to consummate and give effect to the transactions contemplated by this Agreement.

(b) Buyer shall deliver to the Seller:

(i) The Initial Payment;

(ii) An executed copy of each Transaction Document to which a Buyer is a party;

(iii) The Escrow Agreement;

(iv) The Elizabeth Ludlow Employment Agreement; and

(v) Such other documents, instruments, certificates and agreements as may be reasonably required by the Seller to consummate and give effect to the transactions contemplated by this Agreement.

4. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

4.1 Organization and Standing.

(a) The Company is a limited liability company, duly organized and validly existing and in good standing under the laws of the Commonwealth of Pennsylvania having full power and authority to carry on the Business as it has been and is now being conducted and to own, lease and operate the Assets. The Company is duly qualified to do business and is in good standing in every jurisdiction in which the Business or the character of the Assets requires such qualification, all of which jurisdictions are disclosed in Schedule 4.1(a).

4.2 Capitalization and Ownership.

(a) The authorized membership interests of the Company consist of one membership interest, all of which is issued and outstanding, and all of which is owned by Seller. Seller is the record and beneficial holder of the Shares, free and clear of any Encumbrance. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any Contract binding upon the Company or Seller, and were issued in compliance with all applicable Charter Documents of the Company and all applicable federal and state securities or “blue sky” Laws. There are no outstanding options, warrants, convertible securities, Contracts or rights of any kind to purchase or otherwise acquire or receive from the Company any membership interests of, or any securities convertible into, the Common Membership interest or other securities of the Company. No membership interests or other securities of the Company are reserved or authorized for issuance. Seller is not a party to any voting trust, proxy, Contract or other agreement or understanding with respect to the voting or transfer of any capital membership interest of the Company.

(b) The Company owns no equity security of any Person and has no other ownership or other investment interest, either of record, beneficially or equitably, in any Person, except for bank, checking and money market accounts and other cash equivalent investments.

4.3 Authority and Binding Effect. Seller has the full power, authority, capacity and legal right to execute and deliver this Agreement and the other Transaction Documents, to perform the Transactions to be performed by her hereunder and thereunder, and has taken all actions necessary to secure all approvals required in connection therewith. The execution and delivery of this Agreement and the performance of the Transactions by her will not constitute a Default under the Charter Documents of the Company or any Contract binding upon the Company or Seller. This Agreement constitutes, and the other Transaction Documents will constitute, the legal, valid and binding obligation of Seller, enforceable against her in accordance with their respective terms.

4.4 Validity of the Transactions. Except for any consents specified in Schedule 4.4 (the “Required Consents”), neither the execution and delivery of this Agreement by Seller nor the performance of the Transactions (i) will cause a Default under any Law or Court Order which is applicable to the Company or Seller, (ii) require the consent or approval of, or notice to, any party to, any Contract relating to the Business or the Assets or by which the Company or Seller is a party or otherwise bound or affected, or (iii) require the Company or Seller to notify, or obtain any Governmental Authorization from, any governmental or regulatory body or authority.

4.5 Financial Statements; Books of Account.

(a) The Financial Statements are complete, were prepared in accordance with GAAP, consistently applied throughout the periods covered thereby and, subject to any qualifications set forth in the applicable notes and schedules, fairly and accurately present the financial position and results of operations of the Company at the dates and for the periods covered.

(b) The books and accounting records of the Company fairly reflect in all material respects (i) all transactions relating to the Company and (ii) all items of income and expense, assets and liabilities and accruals relating to the Company. The Company has not engaged in any material transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Company.

4.6 Taxes.

(a) All Tax Returns required to be filed by the Company or with respect to the Business, its income or Assets have been timely filed and all such Tax Returns were true, correct and complete in all material respects.

(b) Except for Taxes not yet due, all Taxes owed with respect to the Company or with respect to the Business, its income or Assets have been paid on a timely basis, whether or not shown on any Tax Return.

(c) The amount of the Company’s liability for unpaid Taxes as of the Balance Sheet Date did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Current Balance Sheet, and the amount of the Company’s liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the books and records of the Company on the Closing Date.

(d) There are no ongoing examinations or claims against the Company for Taxes, and no written notice of any audit, examination or claim for Taxes, whether pending or threatened, has ever been received.

(e) The Company is not the beneficiary of any extension of time within which to file any Tax Return, nor has the Company made any requests for such extensions. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(f) The Company has a taxable year ended on December 31.

(g) The Company currently utilizes the cash method of accounting for income Tax purposes and such method of accounting has not changed since the founding of the Company. The Company has not agreed to and is not required to make by reason of a change in accounting method or otherwise, and could not be required to make by reason of a proposed or threatened change in accounting method or otherwise, any adjustment under Section 481(a) of the Code.

(h) The Company has not received (and is not subject to) any ruling from any taxing authority and has not entered into (and is not subject to) any agreement with a taxing authority.

(i) The Company has withheld and paid over to the proper taxing authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

(j) Copies of (i) any Tax examinations, (ii) extensions of statutory limitations for the collection or assessment of Taxes and (iii) the Tax Returns of the Company for the last three fiscal years have been made available to Buyer.

(k) There are (and as of immediately following the Closing there will be) no Encumbrances on the Assets or Shares of the Company relating to or attributable to Taxes.

(l) The Company is not a party to any Tax allocation or sharing agreement. The Company does not have any liability for the Taxes of any person (i) as a transferee or successor, (ii) by contract, or (iii) otherwise.

(m) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date or (ii) prepaid amount received on or prior to the Closing Date.

(n) The Company has, at all times since its inception, properly been treated as a disregarded entity for federal income tax purposes.

4.7 Undisclosed Liabilities. Except as set forth on Schedule 4.7, the Company does not have any Liabilities except for:

(a) those Liabilities adequately and specifically set forth or reserved for on the Current Balance Sheet and not heretofore paid or discharged; and

(b) those Liabilities incurred in the ordinary course of business since the Balance Sheet Date and not heretofore paid or discharged.

4.8 No Manufacturing. The Company does not manufacture and has not manufactured any product for sale.

4.9 Trade Receivables. The trade receivables reflected on the Current Balance Sheet, and all trade receivables arising since the Balance Sheet Date, represent valid obligations arising from sales actually made in the ordinary course of business and are good and collectible in full at the recorded amounts thereof, net of reserves for doubtful accounts, in each case, computed in accordance with GAAP and past practices consistently applied. In the case of the reserve, as of the Closing Date, it does not represent a greater percentage of the trades receivable than the reserve reflected on the Current Balance Sheet represented the trade receivables reflected therein.

4.10 Franchise Matters.

(a) Disclosure Documents. The Company’s past and present franchise disclosure documents and/or franchise offering circulars (collectively “FOCs”) for any type of franchise the Company offers, and/or, if applicable, any licenses: (A) materially comply with all applicable Federal

Trade Commission (“FTC”) franchise disclosure regulations, any other applicable foreign or federal laws and regulations, state franchise and business opportunity sales laws and regulations, and local laws and regulations; (B) include and accurately state all material information (including but not limited to the discussion of litigation matters) set forth in them; (C) do not omit any required material information; (D) accurately state the Company’s position that it does not provide to prospective area or individual franchisees “earnings claims” information (as that term is defined in the FTC’s franchise disclosure regulations and the North American Securities Administrators Association’s current Uniform Franchise Offering Circular Guidelines); (E) have been timely revised to reflect any material changes or developments in the Company’s franchise system, agreements, operations, financial condition, litigation matters, or other matters requiring disclosure under any applicable foreign, federal, state, and/or local law; and (F) include all material documents (including but not limited to audited financial statements for the Company) required by any applicable foreign, federal, state, and/or local law to be provided to prospective franchisees and/or, if applicable, any licensees.

(b) Franchise and License Agreements. The Company’s past and present agreements with its franchisees and licensees: (A) materially comply with applicable foreign, federal, state, and/or local laws and regulations; (B) do not include provisions that would prevent or otherwise impair the Company’s ability to undergo a change in ownership or control or require the Company to notify any franchisees and/or licensees of such a change in ownership or control; (C) do not obligate the Company to buy back or otherwise acquire the stock, assets, or contractual rights of franchisees, and/or licensees; (D) do not impose on the Company an obligation to guarantee the lease obligations, third party financing obligations, or other material obligations to third parties of the franchisees, and/or licensees; (E) impose on franchisees, and licensees an obligation to comply with all applicable federal, state, and local laws and regulations; and (F) impose on franchisees, and licensees an obligation to maintain commercially reasonable insurance that names the Company as an additional insured, requires the insurer to notify the Company before it terminates any such insurance policy for nonpayment, and permits the Company to make such payments to maintain such insurance coverage on behalf of any non-paying franchisee, or licensee.

(c) Registration and Disclosure Compliance. All of the franchises, and licenses of the Company have been sold in material compliance with applicable foreign, federal, state, and/or local franchise disclosure and registration requirements, except those set forth on Schedule 4.10(c). As a result,

(i) each prospective franchisee, and, if applicable, licensee was provided with any required FOC at the earlier of (1) the first personal face-to-face meeting between the Company and the then prospect for the purposes of discussing the acquisition of a franchise, or, if applicable, license, (2) at least ten business days before the execution of any agreement with the Company or the payment of any funds to the Company by the prospective franchisee, or, if applicable, licensee, or (3) within any other minimum time period imposed by law;

(ii) at least five business days before execution of any agreements with the Company, each prospective franchisee, and, if applicable, licensee was provided with a completed execution copy of the Company’s franchise agreement, or, if applicable, license agreement, respectively, together with any related documents (e.g., spousal consent form, phone transfer agreement, software license, security agreement, equipment lease, national account agreement) with all pertinent specific information for such prospective franchisee, or, if applicable, licensee set forth in those agreements and documents;

(iii) each FOC provided to a prospective franchisee, or, if applicable, licensee complied in all material respects at the time of the delivery of such FOC with applicable foreign, federal, state, and/or local laws regarding such franchise offering circulars;

(iv) each of the Company’s required FOCs were either properly registered with appropriate franchise regulatory authorities, covered by a proper notice filing with appropriate franchise regulatory authorities, or qualified for an exemption from such registration or notice filing requirements;

(v) each of the Company’s offerings were, where applicable, either properly registered with appropriate business opportunity sales authorities or qualified for an exemption from such registration requirements;

(vi) the Company obtained signed acknowledgments of receipt for the delivery of each FOC to prospective franchisees, and, if applicable, licensees;

(vii) to the extent that the Company may have experienced lapses in one or more jurisdictions for its registrations for franchise offerings, and/or, if applicable, license offerings, the Company did not offer or sell during the period of any such lapses any such franchises, or, if applicable, licenses for franchises (1) in those jurisdictions, (2) to be operated outside those jurisdictions by residents of those jurisdictions, or (3) the sale of which might otherwise have triggered the application of the franchise registration laws of those jurisdictions during the periods of any such lapse;

(viii) to the extent required by foreign, federal, state, and/or local law, the Company has complied with all applicable franchise advertising filing requirements;

(ix) to the best of its knowledge, the Company is not aware of any instances in which any of its employees, sales agents, or sales brokers for franchises, or, if applicable, licenses provided information to prospective franchisees, or, if applicable, licensees, that materially differed from the information contained in the FOCs provided to such prospects (including but not limited to “earnings claim” information);

(x) where required, the Company properly filed with appropriate franchise regulatory authorities amendments to its FOCs to reflect any material changes or developments in the Company’s franchise system, agreements, operations, financial condition, litigation or other matters requiring disclosure;

(xi) where required, the Company complied with foreign, federal, state, and/or local laws (including in particular those of California and North Dakota) requiring registration, disclosure, and/or other compliance activities associated with any “material modifications” made to the Company’s then current franchises, or, if applicable, licenses.

(d) Franchise and Related Litigation. The Company’s May 1, 2004 FOC for its standard franchise agreement sets forth accurate summary information about

(i) any governmental regulatory, criminal, and/or material civil actions pending against the Company alleging a violation of a foreign and/or United States franchise, antitrust or securities law, fraud, unfair or deceptive practices, or comparable allegations as well as actions other than ordinary routine litigation incidental to the Company’s business which are significant in the context of the number of the Company’s franchisees and the size, nature or financial condition of the franchise system or its business operations;

(ii) any convictions of a felony, nolo contendre pleas to a felony charge, and adverse final judgments in a civil action in foreign countries and/or the United States for the period for which disclosure is required in the FOC as well as all material actions for the period for which disclosure is required in the FOC involving violation of a franchise, antitrust or securities law, fraud, unfair or deceptive practices, or comparable allegations; and

(iii) all currently effective injunctive or restrictive orders or decrees relating to the franchise area under a foreign, federal, state, or local franchise, securities, antitrust, trade regulation, or trade practices law resulting from a concluded or pending action or proceeding brought by a public agency.

In addition, the Company has not received notice of any threatened administrative, criminal and/or material civil action against it and/or any persons disclosed in Item 2 of the Company’s May 1, 2004 FOC for its standard franchise agreement where such threatened administrative, criminal and/or material civil action alleges a violation of a foreign and/or United States franchise, antitrust law, or securities law, fraud, unfair or deceptive practices, or comparable allegations as well as actions other than ordinary routine litigation incidental to the Company’s business which are significant in the context of the number of the Company’s franchisees and the size, nature, or financial condition of the franchise system or its business operations.

(iv) Franchisee Relations and Operations. In the Company’s communications with its franchisees, licensees, and representative groups of those franchisees, and/or licensees, the Company is not aware of any material misstatements regarding its operations, franchise system, agreements, financial condition, litigation matters, or plans that could be used as a basis for a successful fraud, misrepresentation, or franchise law violation claim against the Company. The Company has taken and continues to take commercially reasonable efforts to protect the confidentiality of its current Operations Manual.

(v) Franchise Terminations. The Company’s termination of or effort to terminate or refusal to renew any franchisee, or, if applicable, licensee, has complied with applicable federal, state, and/or local franchise termination laws and regulations including, in particular, but not limited to, having provided any such franchisee, or, if applicable, licensee involved in such a nonrenewal or termination any statutorily required notice and opportunity to cure. The Company has complied with all other applicable foreign, federal, state, and/or local laws and/or regulations relating to ongoing franchise relationships, the termination of such relationships, and/or the non-renewal of such relationships.

(e) Outlet Activity. Set forth on Schedule 4.10 is a true and correct report of Outlet activity by the Company identifying Outlet sales, sales leads, Outlet closures, Outlet openings on a monthly basis from January 2003 through October 2004.

4.11 Title to Assets. The Company owns outright all of the Assets it purports to own, including the assets and properties set forth on the Current Balance Sheet (except for such as may have been disposed of in the ordinary course of business since the Balance Sheet Date) together with any Assets acquired since the Balance Sheet Date, free and clear of all Encumbrances, except for property leased pursuant to leases disclosed on any Schedule hereto. Except pursuant to leases described on any Schedule hereto, no person other than the Company owns any vehicles, equipment or other tangible Assets situated on the facilities used by the Company in the Business (other than immaterial items of personal property owned by the Company’s employees) which are necessary to the operation of the Business.

4.12 Condition of Assets. The equipment and all other tangible assets and properties which are part of the Assets are in good operating condition and repair and are usable in the ordinary course of the Business, except for failures that would not reasonably be likely to result in an Adverse Material Effect, and conform in all material respects to all applicable Laws relating to their use and operation as such Assets.

4.13 Real Property. All real property (including, all interests in and rights to real property) and improvements located thereon which are leased by the Company are listed on Schedule 4.13 (individually, a “Lease” and collectively, the “Leases”). The Company does not have an ownership interest of any kind in, or rights to, any real property or improvements, except solely for leasehold interests in the real property and improvements listed on Schedule 4.13 pursuant to the leases described on Schedule 4.13. Each of the Leases is in full force and effect in accordance with its respective terms and the Company is the holder of the lessee’s or tenant’s interest thereunder. There exists no Default under any Lease. There are no leases, subleases, licenses, concessions or any other contracts or agreements granting to any Person other than the Company any right to the possession, use, occupancy or enjoyment of any portion of real property leased by the Company, except for that certain sublease with LHBW, LLC, a Slim and Tone franchisee that operates a Slim and Tone club on the first floor of the real property housing Slim and Tone’s headquarters.

4.14 Non-Real Estate Leases. Schedule 4.14 lists all Assets used in the Business (other than Real Property) that are possessed by the Company under an existing lease, including all, automobiles, equipment, furniture and computers. Schedule 4.14 also lists the leases under which such Assets listed in Schedule 4.14 are possessed.

4.15 Intellectual Property.

(a) Intellectual Property of the Business.

(i) Schedule 4.15(a)(i) contains a complete and accurate list and summary description of all of the Company Intellectual Property, in the groupings and further information required by Sections 4.15(b), (c) and (d).

(ii) Schedule 4.15(a)(ii)(A) contains a complete and accurate list and summary description of all of the Intellectual Property Rights, which the Company licenses or uses, in the groupings and further information required by Sections 4.15(b), (c) and (d). Except as set forth in Schedule 4.15(a)(ii)(B), with respect to the Intellectual Property Rights listed in Schedule 4.15(a)(ii)(A), the Company has secured all necessary rights and licenses to such Intellectual Property Rights material to the conduct of the Business.

(iii) The Intellectual Property Rights listed in Schedules 4.15(a)(i) and 4.15(a)(ii)(A), constitutes all of the material Intellectual Property Rights material to the Business.

(iv) Except as described in Schedules 4.15(a)(ii)(A) and (B), the Company is the owner of all right, title and interest in and to all of the Intellectual Property Rights related to the Business, free and clear of any Encumbrances, and has the right to use without payment to a third party.

(v) To the Seller’s Knowledge, except as set forth in Schedule 4.15(a)(v), the operation of the Business does not (and will not) infringe or misappropriate any Intellectual Property Rights of any other Person. Except as set forth in Schedule 4.15(a)(v), Seller has not received written notice from any other Person and otherwise has no Knowledge that the operation of the Business infringes or misappropriates the Intellectual Property Rights of any other Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction.

(b) Patents. The Company has no Patents.

(c) Trademarks.

(i) Schedule 4.15(a)(i) contains a complete and accurate list and summary description of all registrations and applications for registration for Trademarks and all material unregistered Trademarks which are owned by the Company or an Affiliate, detailing the countries or jurisdictions in which such material registrations have been registered or such applications for registration have been filed. Except as disclosed in Schedule 4.15(c)(i), all applications to register any domestic Trademarks and all of such Trademarks that have been registered with the US Patent and Trademark Office, are currently in compliance with all formal requirements under any federal law and are valid and enforceable.

(ii) Except as listed in Schedule 4.15(c)(ii), no registration or applications for registration for a domestic Trademark listed in Schedule 4.15(a)(i) is now involved in any opposition, invalidation or cancellation and, to the Seller’s Knowledge, the Company has received no notice that any such action is threatened with respect to any of the registration or applications for registration for a Trademark.

(iii) Except as disclosed in Schedule 4.15(c)(iii), to the Seller’s Knowledge, no Trademark listed in Schedule 4.15(a)(i) is infringed or has been challenged or threatened in any way by any third party.

(d) Copyrights. Schedule 4.15(a)(i) contains a complete and accurate list and summary description of all registrations and applications for registration for Copyrights and all unregistered Copyrights which are owned by the Company, detailing for each the countries or jurisdictions in which such material registrations have been registered or such applications for registration have been filed. To the Seller’s Knowledge, no Copyright listed in Schedule 4.15(a)(i) is infringed or has been challenged or threatened in any way by any third party.

(e) Trade Secrets. The Company takes reasonable precautions to protect the secrecy, confidentiality and value of its Trade Secrets. To Seller’s Knowledge, and except as disclosed in Schedule 4.15(e), no such Trade Secrets owned by the Company or an Affiliate has been disclosed to a third party except under a confidentiality agreement. Except as disclosed in Schedule 4.15(e), to the Seller’s Knowledge, the Company has received no written notice or otherwise has no Knowledge that any Trade Secret of the Company is subject to any adverse claim or has been challenged or threatened in any way.

(f) Company Software. Schedule 4.15(f)(i)(A) contains a complete and accurate list and summary description of all of the Company Software. The Company owns or has secured all necessary rights and licenses to such Software material to the conduct of the Business. To Seller’s Knowledge, the Company’s use of the Company Software listed in Schedule 4.15(f)(i)(A) does not violate any agreement with a third party.

4.16 Contracts.

(a) Schedule 4.16 lists all current Contracts of the following types to which the Company is a party or by which it is bound:

(i) Any Franchise Agreement;

(ii) Contracts with any present or former Seller, member, director, officer, employee, partner or consultant of the Company (other than Contracts where the sole remaining obligations relate to non-disclosure or other similar provision binding upon the parties other than the Company);

(iii) Contracts, other than purchase orders for food products, for the future purchase of, or payment for, goods or services by a third party obligating the Company to pay or by which they could be obligated to pay $25,000 or more (other than Contracts that are terminable upon not more than 30 days prior written notice without payment or penalty);

(iv) Contracts to sell or supply products or to perform services that involve an amount in excess of $25,000 in any individual case;

(v) Contract under which the Company is either lessor or lessee and pursuant to which the aggregate amount payable in any one year is greater than $25,000 or the aggregate amount payable during the current term of the lease is greater than $50,000;

(vi) Any license, franchise, distributorship, sales agency or other arrangements; provided, however, that for direct marketing distributorship agreements which are standard form agreements and identical other than the countersigning party, only a sample copy of such agreements need be provided;

(vii) Any notes, debentures, bonds, conditional sale agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money (including loans to or from Affiliates of the Company or any members of their immediate families), agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person;

(viii) Any Contracts for any capital expenditure or leasehold improvements in excess of $25,000;

(ix) Any Contract with an officer, director or Affiliate thereof;

(x) Except as previously set forth or specifically excluded above, any other Contract under which any Liability in excess of $25,000 exists;

(xi) Contracts limiting or restraining the Company from engaging or competing in any business with any Person; and

(xii) Any other Contracts (other than those described in any of (i) through (xi) above) not made in the ordinary course of business.

(b) All of the Contracts to which the Company is a party or by which it or any of its Assets is bound or affected are valid, binding and enforceable in accordance with their terms against the Company and any other party thereto, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and general equity principles (regardless of whether enforceability is considered a proceeding at law or in equity). To the best of Seller’s knowledge, the Company has fulfilled, and has taken all action necessary to enable it to fulfill when due, all of its obligations under each of such Contracts and all parties to such Contracts have complied with the provisions thereof. The Company is not in Default thereunder and no notice of any claim of Default has been given to the Company. With respect to any of such Contracts that are leases, the Company has not received any written notice of, nor is Seller aware of, cancellation or termination under any option or right reserved to the lessor, or any notice of Default, thereunder. There are no provisions of, or developments affecting, any such Contract which might prevent the Company from realizing the benefits thereof whether before or after the completion of the Transactions. Seller has no knowledge of any facts or circumstances that would indicate that the Company would be unable to perform under any Contract to which it is a party.

4.17 Governmental Authorizations. The Company has obtained and is in full compliance with all Governmental Authorizations relating to the Business that are required for the operation of any material aspect of the Business as currently operated. All of such Governmental Authorizations are currently valid and in full force. To the knowledge of Seller, no revocation, cancellation or withdrawal thereof has been threatened nor is there a reasonable basis for such.

4.18 Compliance with Law and Court Orders. The Company is not in Default of any Law where such Default has had or is reasonably likely to have a Material Adverse Effect, and its assets have not been used or operated by such entity or any other Person in violation of any Law. The Company is not a party or subject to any Court Order. The Company has made all filings or notifications required to be made under any Laws applicable to it or its businesses or Assets where such failure to file or notify has had or is reasonably likely to have a Material Adverse Effect.

4.19 Litigation. (a) There is no Litigation pending or, threatened against the Company, the Business or the Assets; (b) there is no dispute or disagreement pending or threatened in writing between the Company and any of its customers, other than consumer complaints arising in the ordinary course of business and none of which is reasonably likely to have a Material Adverse Effect, or suppliers; (c) no event has occurred, and no claim has been asserted, that might result in Litigation against the Company, the Business or the Assets; and (d) to the knowledge of Seller, there is no reasonable basis for any such claim.

4.20 Insurance. Schedule 4.20 hereto lists all policies of fire, liability, workmen’s compensation, life, property and casualty, director and officer liability and other insurance owned or held by the Company, copies of which have been made available to Buyer. All such policies are in full force and effect and, to the best of Seller’s knowledge, the Company has not committed any Default thereunder. No written notice of cancellation or non-renewal has been received by the Company with respect to such policies nor is Seller aware of any basis therefor.

4.21 Labor Matters.

(a) There are no complaints, charges or claims against the Company pending, threatened or anticipated relating to any labor, safety or discrimination matters involving any employee.

(b) The Company is in compliance with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

4.22 Employee Benefit Plans.

(a) Schedule 4.22(a) contains a complete and accurate list of all Company Plans. True, correct and complete copies of all of the following documents with respect to each Company Plan, to the extent applicable, have been delivered to Buyer: (i) all documents constituting the Company Plans; and (ii) all employee manuals or handbooks containing personnel or employee relations policies.

(b) The Company has no Liability with respect to any benefit plans or arrangements other than the Company Plans listed on Schedule 4.22(a). To the best of Seller’s knowledge, all Company Plans are in compliance and conform (and at all times conformed) with all applicable provisions of ERISA, the Code and the regulations issued thereunder, as well as with all other applicable Laws, and have been administered, operated and maintained in accordance with their governing documents.

(c) All persons classified by the Company as independent contractors satisfy and have at all times satisfied the requirements of applicable Law to be so classified; the Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so; and the Company has no obligations to provide benefits with respect to such persons under the Company Plans or otherwise.

4.23 Transactions with Affiliates. Except as disclosed in Schedule 4.23, neither Seller, nor any Affiliate of the Company: (a) borrowed money or loaned money to the Company which remains outstanding; or (b) has any material contractual arrangements with the Company.

4.24 Absence of Certain Changes. Except as contemplated by this Agreement or as set forth on Schedule 4.24, since the Balance Sheet Date, the Company has conducted its Business in the ordinary course and there has not been with respect to the Company:

(a) any change that has had or is reasonably likely to have a Material Adverse Effect;

(b) any payment or increase of compensation to any Seller, director, officer, or (other than in the ordinary course of business) employee or enter into any employment, severance or similar Contract with any director, officer or employee or change to any Company Plan or adoption of any new employee benefit plan;

(c) any sale, assignment or transfer of Assets, or any additions to or transactions involving any Assets, other than those made in the ordinary course of business;

(d) any distributions or payments to any Affiliate, except as set forth on Schedule 4.23;

(e) any capital expenditures incurred or capital leases entered into that in the aggregate exceed $10,000;

(f) any amendment to the Charter Documents of the Company;

(g) any declaration, setting aside or payment of any dividend or the making of or agreement to make any other distribution or payment in respect of its equity securities or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its equity securities;

(h) any incurrence, issuance, assumption or guarantee of any indebtedness for money borrowed or any other indebtedness of any type or subjected to or created any Encumbrance with respect to any of its Assets;

(i) any making or suffering of any amendment or termination of any material Contract, to which it is a party or by which it is or any of its Assets are bound, or canceled, modified or waived any material debts or claims held by it, other than in the ordinary course, or waived any right of material value, whether or not in the ordinary course; or

(j) agreement, oral or written, to do any of the foregoing.

4.25 Environmental Matters. Without limiting the generality of Section 4.18, except as disclosed on Schedule 4.25, there has not been any Environmental Condition at any real property leased or operated at any time by the Company, nor has the Company received notice of any such Environmental Condition. “Environmental Condition” means any condition or circumstance, including a Release or the presence of Hazardous Substances, whether created by the Company or any third party, at or relating to any such real property that does or may reasonably be expected to (a) require abatement or correction under an Environmental Law, (b) give rise to any civil or criminal Liability on the part of the Company under an Environmental Law, or (c) create a public or private nuisance.

4.26 Broker’s or Finder’s Fee. No agent, broker, person or firm acting on behalf of the Company or the Seller is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties hereto, or from any person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated herein.

4.27 Relationship With Customers/Suppliers. The Company has used its reasonable commercial efforts to maintain, and currently maintains, good working relationships with all of its customers and suppliers. Except as set forth on Schedule 4.27, the Company has not received notice of, and Seller has no knowledge of any basis for, any (a) material complaint by any customer of the Company or (b) desire or plan on the part of a supplier to terminate or cancel any relationship with the Company.

5. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

5.1 Organization and Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, having all requisite power and authority to perform its obligations under this Agreement.

5.2 Authority and Binding Effect. Buyer has the full corporate power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and, except as set forth on Schedule 5.2, has taken all actions necessary to secure all approvals required in connection therewith. The execution and delivery of this Agreement and the consummation of the Transactions will not contravene or violate the Charter Documents of Buyer. This Agreement constitutes, and the other Transaction Documents will constitute, the legal, valid and binding obligation of Buyer, enforceable against it in accordance with their respective terms.

5.3 Validity of Contemplated Transactions. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the Transactions by Buyer will contravene or violate any Court Order which is applicable to Buyer, or the Charter Documents of Buyer, or will result in a Default under any Contract to which Buyer is a party or by which it is otherwise bound.

6. Covenants.

6.1 Covenant Not to Compete. No Restricted Party (defined below) shall, at any time within the Restricted Period (defined below), directly or indirectly, engage in, or have any interest on behalf of itself or others in any Person (whether as an employee, officer, director, agent, security holder, creditor, partner, joint venturer, beneficiary under a trust, investor, consultant or otherwise) that engages within the Restricted Territory (defined below) in any of those business activities in which the Company is engaged or has been engaged in the last 12 months, including operating women’s only fitness centers, providing weight-loss programs or distributing pre-packaged food (that is marketed to consumers purchasing the product primarily for weight-loss purposes) or nutritional supplements or vitamins targeted primarily to weight-loss consumers. The term “Restricted Party” means the Seller and any Affiliates thereof. The term “Restricted Period” means the two-year period following the Closing Date. The term “Restricted Territory” means the area comprising all of North America. In the event of Litigation involving this Agreement, if a court of competent jurisdiction determines that the scope of this Section 6.1 is too broad in any respect, then the scope shall be deemed to be reduced or narrowed to such scope as is found lawful and reasonable by such court. The Seller acknowledges, however, that this Section 6.1 has been negotiated by the parties and that the geographical and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Company and the Business. Notwithstanding the foregoing, and provided that such activities do not interfere with the fulfillment of the Seller’s obligations, the Seller may acquire solely as an investment not more than 5% of any class of securities of any entity that has a class of securities registered pursuant to the Exchange Act so long as she remains a passive investor in such entity. Notwithstanding the above, this covenant shall not apply to Seller’s continued employment by Slim and Tone or by any successor to the Company nor to Seller’s ownership of shares in any successor to the Company.

6.2 Hiring of Employees. During the Restricted Period, the Seller will not (directly or indirectly) solicit for employment, or hire or offer employment to any employee of the Company whose employment is continued by the Company (or one of its Affiliates) after the Closing Date unless the employment of such employee had been terminated by the Company without cause at least 60 days prior to such solicitation, hire or offer; provided, however, that as a point of clarification, the aforementioned exception from the prohibition on soliciting, hiring or offering employment shall not apply if the employee at issue resigned or otherwise ceased his or employment with the Company. Nothing contained in this Section 6.4 shall affect or be deemed to affect in any manner any other provision of this Agreement.

6.3 Affiliates. To the extent that any Restricted Party is not a party to this Agreement, the terms of this Section 6 shall apply to such Restricted Party as if he, she or it were a party hereto, and the Seller shall take whatever reasonable actions to cause any such Restricted Party to adhere to the terms of this Section 6.

6.4 Injunctive Relief. In the event of any breach or threatened breach by any Restricted Party of any of the provisions contained in Sections 6.1, 6.2 or 6.3, Buyer shall be entitled to injunctive or other equitable relief, restraining such party from using or disclosing any Confidential Information in whole or in part, or from engaging in conduct that would constitute a breach of the obligations of a Restricted Party contained in such Sections. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of damages.

6.5 Tax Matters. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Seller when due, and the Seller will, at her own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

7. Indemnification.

7.1 By Seller. To the extent provided in this Section 7, Seller shall indemnify and hold the Buyer, and its respective successors and assigns, officers, directors, employees, members, agents,

Affiliates and any Person who controls the Buyer within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Buyer Party”) harmless from and against:

(a) any Liabilities, claims, demands, judgments, losses, costs, damages (including punitive, special, direct and indirect and consequential damages and lost revenue and income) dimunition in value or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified Buyer Party in connection therewith) (collectively, “Damages”) suffered, sustained or incurred by an Indemnified Buyer Party in connection with, resulting from, arising out of, or relating to, directly or indirectly:

(i) any inaccuracy of any representation or warranty of Seller in this Agreement, the Transaction Documents or any certificate or other writing delivered by or on behalf of Seller, in connection herewith or therewith; and

(ii) any failure to perform or fulfill fully any covenant or agreement on the part of Seller set forth in this Agreement, any Transaction Document or any certificate or other writing delivered by or on behalf of Seller, in connection herewith or therewith; and

(iii) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement of this Section 7.1.

7.2 By Buyer. From and after the Closing Date, to the extent provided in this Section 7, Buyer shall indemnify and hold the Seller, her heirs, successors and assigns (each, an “Indemnified Seller Party”) harmless from and against:

(a) any Damages that such Indemnified Seller Party may sustain, suffer or incur and that result from, arise out of or relate to, directly or indirectly:

(i) any inaccuracy of any representation or warranty of Buyer contained in this Agreement, any Transaction Document or any certificate or other writing delivered by or on behalf of Buyer in connection herewith or therewith; and

(ii) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement of this Section 7.2.

7.3 Procedure for Claims.

(a) An Indemnified Buyer Party or an Indemnified Seller Party that desires to seek indemnification under any part of this Section 7 (each, an “Indemnified Party”) shall give notice (a “Claim Notice”) to each party responsible or alleged to be responsible for indemnification hereunder (an “Indemnitor”) prior to any applicable Expiration Date. Such notice shall briefly explain the nature of the claim and the parties known to be involved, and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an “Unliquidated Claim”). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the “Liquidated Claim Notice”) within 60 days after the matter giving rise to the claim becomes finally resolved, and the Liquidated Claim Notice shall specify the amount of the claim. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a “Claim Response”) within 20 days (the “Response Period”) after the later of (i) the date that the Claim Notice is given and (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor that shall give rise to Damages under this Section 7.

(b) If any Indemnitor shall be obligated to indemnify an Indemnified Party hereunder, such Indemnitor shall pay to such Indemnified Party within 30 days after the last day of the Response Period the amount to which such Indemnified Party shall be entitled. If the Indemnified Party shall be an Indemnified Buyer Party, it shall first seek payment of the Damages to which it is entitled under this Section 7 from the 2007 Payment, then from the 2006 Payment and then from the Escrow Funds, but only to the extent that the 2007 Payment, the 2006 Payment and the Escrow Funds are then being held by the Buyer and are not subject to other claims for indemnification; thereafter, if the amount of the 2007 Payment, the 2006 Payment and the Escrow Funds available for payment of Damages is less than the amount of Damages to which such Indemnified Buyer Party is entitled, such Indemnified Buyer Party shall seek indemnification directly from the Seller. Subject to Section 7.3(c), if there shall be a dispute as to the amount or manner of indemnification under this Section 7, the Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Indemnitor. If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Prime Rate plus 5%, and the Prime Rate in effect on the first Business Day of each calendar quarter shall apply to the amount of the unpaid obligation during such calendar quarter.

(c) If, during the Response Period, an Indemnified Party receives a Claim Response from the Indemnitor, then for a period of 45 days (the “Resolution Period”) after the Indemnified Party’s receipt of such Claim Response, the Indemnified Party and the Indemnitor shall endeavor to resolve any dispute arising therefrom. If such dispute is resolved by the parties during the Resolution Period, the amount that the parties have specified as the amount to be paid by the Indemnitor, if any, as settlement for such dispute shall be conclusively deemed to be an obligation of such Indemnitor. If the parties are unable to agree upon a resolution to such dispute prior to the expiration of the Resolution Period (or any extension thereto to which the Indemnitor and the Indemnified Party agree in writing), the issue shall be presented to the American Arbitration Association in Philadelphia, Pennsylvania (the “AAA”) for determination. The parties shall have available to them all rights to conduct discovery available to opposing parties in federal district court litigation in the Eastern District of Pennsylvania. The written determination of the AAA shall be binding upon the parties.

(d) Notwithstanding any other provision of this Section 7, an Indemnified Party shall be entitled to indemnification with respect to any inaccuracy of any representation or warranty made hereunder only when the aggregate of all Damages to such Indemnified Party exceeds $20,000 (the “Threshold Amount”) and then such Indemnified Party shall be entitled to indemnification for all of its Damages, including the Damages counted in achieving the Threshold Amount; provided, however, that for purposes of the foregoing, Damages to the Indemnified Buyer Parties shall be aggregated. Except as otherwise set forth herein, Seller shall not be obligated to indemnify Buyer under Section 7.1(a) for an amount in excess of the actual amounts received from the 2005 Payment, 2006 Payment and 2007

Payment (the “Cap”). Notwithstanding the foregoing, neither the Threshold Amount or the Cap shall apply to (A) any obligation to indemnify the Buyer for a breach or inaccuracy of a representation or warranty set forth in Sections 4.2 (“Capitalization and Ownership”), 4.3 (“Authority and Binding Effect”), 4.4 (“Validity of the Transactions”), 4.6 (“Taxes”), or 4.19 (“Litigation”). The calculation of the Threshold Amount shall include any Damages incurred by an Indemnified Party for which the Indemnified Party would have been entitled to claim indemnification under this Section 7 with respect to a breach of representation or warranty but for such representation or warranty being qualified by materiality, the knowledge of a particular party or related exceptions. Nothing herein shall be deemed to limit or restrict in any manner any rights or remedies that any party has, or might have, at law, in equity or otherwise, against any other party hereto, based on any willful misrepresentation, willful breach of warranty or willful failure to fulfill any agreement or covenant.

7.4 Claims Period. Any claim for indemnification under this Section 7 shall be made by giving a Claim Notice under Section 7.3 on or before the applicable “Expiration Date” specified in this Section 7.4, or the claim under this Section 7 shall be invalid. The following claims shall have the following respective “Expiration Dates”: (a) the 18 month anniversary of the Closing Date — any claims that are not specified in any of the succeeding clauses; and (b) 60 days after the date on which the applicable statute of limitations expires—any claim for Damages related to (i) a breach of any covenant or agreement, or (ii) a breach of any representations or warranties of a Party to this Agreement that were made with an intent to mislead or defraud or with a reckless disregard of the accuracy thereof, or (iii) a breach or inaccuracy of a representation or warranty set forth in Sections 4.2 (“Capitalization and Ownership”), 4.3 (“Authority and Binding Effect”), 4.4 (“Validity of the Transactions”), or 4.6 (“Taxes”). If more than one of such Expiration Dates applies to a particular claim, the latest of such Expiration Dates shall be the controlling Expiration Date for such claim. So long as an Indemnified Party gives a Claim Notice on or before the applicable Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification regardless of the date on which such Indemnified Party gives the related Liquidated Claim Notice.

7.5 Third Party Claims. An Indemnified Party that desires to seek indemnification under any part of this Section 7 with respect to any actions, suits or other administrative or judicial proceedings, other than those that are brought or lie in equity (each, an “Action”), that may be instituted by a third party shall give each Indemnitor prompt notice of a third party’s institution of such Action. After such notice, any Indemnitor may, or if so requested by such Indemnified Party, any Indemnitor shall, participate in such Action or assume the defense thereof, with counsel satisfactory to such Indemnified Party; provided, however, that such Indemnified Party shall have the right to participate at its own expense in the defense of such Action; and provided, further, that the Indemnitor shall not consent to the entry of any judgment or enter into any settlement (in whole or in part), except with the written consent of such Indemnified Party (which consent shall not be unreasonably withheld). Any failure to give prompt notice under this Section 7.5 shall not bar an Indemnified Party’s right to claim indemnification under this Section 7, except to the extent that an Indemnitor shall have been actually and materially harmed by such failure.

7.6 Right of Offset. An Indemnified Buyer Party shall be entitled, at its sole discretion, to recover any Damages payable by the Seller through a reduction of amounts due from Buyer to Seller to the extent any amounts are then or will in the future become payable by Buyer or Company to Seller. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

7.7 Survival. All of the representations, warranties, covenants and agreements made by each party in this Agreement or in any attachment, exhibit, schedule, certificate, document or list delivered by any such party pursuant hereto or in connection with the Transactions shall survive the Closing.

7.8 Effect of Investigation or Knowledge. Any claim by Buyer for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to Buyer.

8. Public Announcements. The Seller and Buyer will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the Transactions and, except as may be required by applicable Law or any applicable membership interest exchange regulations, the Seller will not issue any such press release or make any such public statement without the consent of Buyer.

9. Miscellaneous.

9.1 Contents of Agreement. This Agreement, together with the other Transaction Documents sets forth the entire understanding of the parties hereto with respect to the Transactions and supersedes all prior agreements or understandings among the parties regarding those matters.

9.2 Amendment, Parties in Interest, Assignment, Etc. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. No party hereto shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

9.3 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (d) “including” has the inclusive meaning frequently identified with the phrase “but not limited to,” and (e) references to “hereunder” or “herein” relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

9.4 Expenses. The parties hereto shall pay their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the Transactions. No expenses of the Seller, including, without limitation, the Seller’s legal fees and expenses or any finder’s fees, shall be paid by or out of any of the assets or properties of the Company.

9.5 Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or by a nationally recognized overnight delivery courier. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by overnight delivery courier to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto:

If to Buyer:

NutriSystem, Inc. 200 Welsh Road Horsham, PA 19044 Attn: Michael J. Hagan Facsimile: 215-706-5325

with a required copy to:

Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 Attention: James W. McKenzie, Jr., Esq. Facsimile: 215-963-5299 Telephone: 215-963-5134

If to Seller:

Elizabeth Ludlow 10 Alton Road Yardley, PA. 19067 Telephone: 215.493.6172

with a required copy to:

Joel Rosen, Esq. 1000 Germantown Pike, Unit B4-B8 Plymouth Meeting, PA 19462 Facsimile: 610-277-9571 Telephone: 610-277-9570

9.6 Governing Law. This Agreement shall be construed and interpreted in accordance with the Laws of the Commonwealth of Pennsylvania without regard to its provisions concerning choice of laws, choice of forum or principles that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The parties hereby irrevocably (a) submit themselves to the non-exclusive jurisdiction of the state and federal courts sitting in the Commonwealth of Pennsylvania, (b) waive the right and hereby agree not to assert by way of motion, as a defense or otherwise in any action, suit or other legal proceeding brought in any such court, any claim that it, he or she is not subject to the jurisdiction of such court, that such action, suit or proceeding is brought in an inconvenient forum or that the venue of such action, suit or proceeding is improper and (c) agree and consent that services of process may be made upon it in any legal proceedings relating hereto in a manner permitted by the notice provisions in Section 9.5 hereof or by any means allowed under state or federal law.

9.7 Counterparts. This Agreement may be executed in two or more counterparts and delivered by facsimile, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.

BUYER: NUTRISYSTEM, INC.

By:
Name:	Michael J. Hagan
Title:	Chairman and CEO

SELLER:

ELIZABETH LUDLOW

EXHIBIT A

ELIZABETH LUDLOW EMPLOYMENT AGREEMENT